     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 10, 1998
                                                      REGISTRATION NO. 333-43415
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                   ON FORM S-8
                                       TO
                                    FORM S-4*
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                             LASER POWER CORPORATION
             (Exact name of Registrant as specified in its charter)

                                 ---------------

                    DELAWARE                           95-3423358
          (State or other jurisdiction              (I.R.S. Employer
        of incorporation or organization)         Identification Number)

                             12777 High Bluff Drive
                           San Diego, California 92130
                                 (619) 755-0700

          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                ----------------

                        OPTIONS TO PURCHASE COMMON STOCK
                            (Full Title of the Plan)

                                ----------------

                                GLENN H. SHERMAN
         Chief Executive Officer and Chairman of the Board of Directors
                             LASER POWER CORPORATION
                             12777 High Bluff Drive
                           San Diego, California 92130
                                 (619) 755-0700
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                ----------------

                                   Copies to:

                              D. Bradley Peck, Esq.
                         Alexander A. Fitzpatrick, Esq.
                              Adam C. Lenain, Esq.
                               Cooley Godward LLP
                        4365 Executive Drive, Suite 1100
                               San Diego, CA 92121
                                 (619) 550-6000

                                ----------------

                *See Explanatory Notes following this cover page.



                                       1.
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                                EXPLANATORY NOTES

         Laser Power Corporation (the "Registrant") hereby amends its Registration Statement on Form S-4 (File No. 333-43415) (the "Registration Statement"), by filing this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement (the "Amendment") relating to 82,996 shares of Common Stock, $.001 par value, of the Registrant (the "Common Stock") issuable in connection with certain options granted by the Registrant in substitution for all outstanding and unexercised options to purchase shares of common stock of EMI Acquisition Corp. ("EMI") pursuant to an Agreement and Plan of Merger and Reorganization, dated as of December 23, 1997, as amended on February 9, 1998, among the Registrant, EMI and LPC Acquisition Subsidiary (the "Merger Agreement"). As provided in the Merger Agreement, on February 27, 1998, each outstanding share of common stock of EMI ("Common Stock") was converted into the right to receive 1.8511 shares of the Registrant's Common Stock.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The contents of the Registrant's Annual Report on Form 10-K for the fiscal year ended August 31, 1997, the Registrant's Quarterly Reports on Form 10-Q for the quarter ended December 31, 1997, the Registration Statement, and the Company's Current Report on Form 8-K dated March 13, 1998, are hereby incorporated by reference into this Amendment. A description of the Registrant's Common Stock which is contained in the Registration Statement, including any amendment of reports filed for the purpose of updating such description, is hereby incorporated by reference into this Amendment. All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Amendment and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Amendment and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Amendment to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Amendment.


ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under Section 145 of the General Corporation Law of Delaware (the "Delaware Law"), the Registrant has broad powers to indemnify its Directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").



                                       2.
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         The Registrant's Amended and Restated Certificate of Incorporation and
Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware and (ii) require the Registrant to indemnify its Directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to
Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as Directors and officers. These provisions do not eliminate the Directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each Director will continue to be subject to liability for breach of the Director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the Director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the Director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the Director's duty to the Registrant or its stockholders when the Director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the Director's duty to the Registrant or its stockholders, for improper transactions between the Director and the Registrant and for improper distributions to stockholders and loans to Directors and officers. The provision also does not affect a Director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

         The Registrant has entered into indemnity agreements with each of its Directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a Director or an executive officer of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. The Registrant has entered into similar indemnity agreements with certain of its key employees.

         At present, there is no pending litigation or proceeding involving a Director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or Director.

         The Registrant has an insurance policy covering the officers and Directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.



                                       3.

ITEM 8.  EXHIBITS.

    EXHIBIT NO.                 DESCRIPTION
    -----------                 -----------

        4.1     Registrant's Amended and Restated Certificate of
                Incorporation.(1)

        4.2     Registrant's Amended and Restated Bylaws.(1)

        4.3     Specimen Stock Certificate.(1)

        5.1     Opinion of Cooley Godward LLP.(1)

        23.1    Consent of Ernst & Young LLP, Independent Auditors.

        23.2    Consent of McGladrey & Pullen LLP, Independent Auditors

        23.3    Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1

        24.1    Power of Attorney(1)

        99.1    Form of Nonstatutory Stock Option Agreement

(1) Filed as an exhibit to the Registrant's Amendment on Registration Statement (No. 333-43415) and incorporated herein by reference.



                                       4.

ITEM 9.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Amendment to include any material information with respect to the plan of distribution not previously disclosed in this Amendment or any material change to such information in the Amendment;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                       5.
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California, on the 10th day of April 1998.

                                        LASER POWER CORPORATION

                                        By: /s/ GLENN H. SHERMAN
                                           --------------------------------
                                           Glenn H. Sherman, Ph.D.
                                           Chairman of the Board and Chief
                                           Executive Officer



Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities and on the dates indicated.

/s/ GLENN H. SHERMAN                       Chairman of the Board and Chief               April 10, 1998
-------------------------------------      Executive Officer (Principal Executive
Glenn H. Sherman, Ph.D.                    Officer)

/s/ *PAUL P. WICKMAN, JR.                  Senior Vice President, Secretary and          April 10, 1998
-------------------------------------      Chief Financial Officer (Principal
Paul P. Wickman, Jr.                       Financial and Accounting Officer)

/s/ *DOUGLAS H. TANIMOTO, PH.D.            Director                                      April 10, 1998
-------------------------------------
Douglas H. Tanimoto, Ph.D.

/s/ *WILLIAM G. FREDRICK                   Director                                      April 10, 1998
-------------------------------------
William G. Fredrick

/s/ *ROBERT G. KLIMASEWSKI                 Director                                      April 10, 1998
-------------------------------------
Robert G. Klimasewski

/s/ *RICHARD C. LAIRD                      Director                                      April 10, 1998
-------------------------------------
Richard C. Laird

/s/ *KENNETH E. OLSON                      Director                                      April 10, 1998
-------------------------------------
Kenneth E. Olson

/s/ *JOHN C. STISKA                        Director                                      April 10, 1998
-------------------------------------
John C. Stiska



     *By: /s/ GLENN H. SHERMAN
         ------------------------------------
         Glenn H. Sherman, Ph.D.
         Attorney-in-fact